EXHIBIT 99.1
News Release

Contact:	Timothy A. Bienek
Chief Financial Officer
Affirmative Insurance Holdings, Inc.
(972) 728-6318
AFFIRMATIVE INSURANCE HOLDINGS, INC. ANNOUNCES QUARTERLY CASH DIVIDEND OF TWO CENTS PER SHARE
ADDISON, Texas (August 17, 2005) – Affirmative Insurance Holdings, Inc. (NASDAQ: AFFM), a producer and provider of personal non-standard automobile insurance, today announced its Board of Directors has declared a quarterly cash dividend on its common stock of two cents per share, payable on September 15, 2005 to shareholders of record at the close of business September 1, 2005.
ABOUT AFFIRMATIVE INSURANCE HOLDINGS
Headquartered in Addison, Texas, Affirmative Insurance Holdings, Inc., is a producer and provider of personal non-standard automobile insurance policies to individual consumers in highly targeted geographic markets. Affirmative currently offers products and services in 12 states, including Texas, Illinois, California and Florida.
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